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                                                                   EXHIBIT 10.16

                                                CONFIDENTIAL TREATMENT REQUESTED

*PORTIONS DENOTED WITH AN ASTERISK HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.


                  SEMICONDUCTOR MANUFACTURING FOUNDRY AGREEMENT


This Agreement is made and entered into this 24th day of October, 2000 by and between Xicor, Inc., a corporation established and existing under the laws of California, USA and having its principal office at 1511 Buckeye Drive, Milpitas, CA 95035 USA (hereinafter called "Xicor"); and Standard MEMS, Inc., a corporation organized under the laws of Delaware ("Foundry") and having its principal office at 3 New England Executive Park, Burlington, MA, 01803 and as of the Effective Date (as defined below) will operate a semiconductor fabrication facility located at 851 Buckeye Court, Milpitas, California (hereinafter called "Facility").

WHEREAS XICOR, designs and markets integrated circuit products, and desires to obtain an additional manufacturing source for certain of its products, and

WHEREAS FOUNDRY, manufactures integrated circuits at Facility and other facilities and possesses wafer fabrication facilities suitable for manufacturing the Xicor products, and

WHEREAS XICOR, desires to entrust Foundry with the manufacture of certain integrated circuit products; and

WHEREAS FOUNDRY, desires to manufacture and supply these products to Xicor and is willing to undertake to manufacture and to deliver such product to Xicor, and

WHEREAS XICOR, commits to purchase a minimum quantity of these products from Foundry,

NOW, THEREFORE, in consideration of the above premises and the mutual covenants herein contained, the parties hereto agree as follows:


1.0   DEFINITIONS:

      1.1 "Wafer[s]" shall mean 150 mm epitaxial silicon wafers carrying dice designed by Xicor and built by Foundry according to Xicor's C3 and C5 process flows, or a generally similar process flow, through pad mask and parametric test that meet the Specifications as per Appendices C and D.

      1.2 "Device[s]" shall mean individual die of Xicor designed integrated circuits in Wafer form.

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                                                CONFIDENTIAL TREATMENT REQUESTED


      1.3 "Specifications" shall mean the parametric, electrical, reliability, quality, yield and endurance specifications for each Wafer and Device type as set forth in Appendices B, C and D.

      1.4 "Good Device[s]" shall mean individual Devices that meet the Specifications.

      1.5 "Foundry Process" shall mean Xicor's C3 and C5 processes licensed to Foundry under the terms of this Agreement, and/or such other processes or successor processes, qualified by Xicor in accordance with Appendices C and D, or as modified and approved thereafter in accordance with Paragraph
      3.5 of this Agreement, that produce Wafers and Devices that meet the Specifications.

      1.6 "Design[s]" shall mean all Xicor integrated circuit designs for systems, circuits and pattern layouts and mask works concerning the Wafers and Devices contained thereon.

      1.7 "Proprietary Information" shall mean (i) this Agreement, including all appendices, exhibits, attachments and any technical specifications, prices, schedules, specifications and the like negotiated in implementation of this Agreement, and (ii) any information including, but not limited to, technical information, database tapes, specifications, test tapes, masks and supporting documentation provided either orally, in writing or in machine readable format and masks or reticles generated by or for Foundry using Xicor's database tapes, provided that all such information is marked "Confidential" or similarly, or, if oral, identified as proprietary within 30 days following the time of disclosure. Notwithstanding the foregoing, Proprietary Information does not include information generally available to the public, information independently developed or known by the receiving Party without reference to information disclosed hereunder, provided that the receiving Party can demonstrate such independent development or knowledge by substantial documentation, information rightfully received from a third party without confidentiality obligations, information authorized in writing for release by the disclosing Party hereunder, or information required to be disclosed pursuant to law or governmental regulation provided that the disclosing Party gives reasonable notice to the other party prior to any such disclosure.

      1.8 "Yield" shall mean the ratio of the number of Good Devices to the total Devices on a particular Wafer.

      1.9 "Substrates" shall mean 150 mm silicon epitaxial substrates as per the specification in Appendix C.

      1.10 "Effective Date" shall mean the Closing Date, as defined in the Asset Purchase Agreement entered into by and between XICOR and Standard MEMS as of October 24, 2000.

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                                                CONFIDENTIAL TREATMENT REQUESTED


      1.11 "Forecast" shall mean a six (6) month rolling forecast of Xicor's delivery requirements for Wafers by Device type.

      1.12 "Order[s]" shall mean Xicor purchase orders or purchase order releases for specific Wafers by device types, quantities and delivery dates.

      1.13 "Risk Starts" shall mean any new product Wafers by device type ordered by Xicor prior to full and complete qualification of such new product at Foundry.

      1.14 "Process Change" shall mean any change to the Foundry Process in process chemicals, gases, chemical or physical structures or impurities embedded in the silicon or in layers above silicon, cross-sections, surface properties, physical or chemical environment which the wafer encounter during processing or storage, photolithographic and electrically charged processes and any other change which could impact the yield, quality, reliability, performance, physical structure and /or appearance of Wafers and Devices.

2.0   PRODUCTION CAPACITY AND PURCHASE GUARANTEE:

      2.1 Foundry agrees to provide capacity for and manufacture, and Xicor agrees to purchase the quantity of Wafers per month/year specified in Appendix B under the terms and conditions set forth herein. It is agreed and understood by the parties that the capacity and wafer guarantee contained in Appendix B is a minimum requirement only; actual Orders placed by Xicor if accepted by Foundry, may exceed these minimum requirements. If Xicor fails to purchase the minimum quantity of Wafers specified in Appendix B, it will pay the amounts due for such unpurchased Wafers (i.e., take or pay).

      2.2 Foundry hereby assumes responsibility for the manufacture of Wafers by Device types based on the Designs, and manufactured to the Specifications, utilizing the Foundry Process. Foundry will produce Wafers and Devices to fill Xicor's accepted orders, as further outlined below.

      2.3 Orders shall be provided by Xicor to Foundry as follows:

            2.3.1 Xicor shall provide Orders to Foundry for Wafers by device type. Orders placed by Xicor will be open purchase orders or releases for fixed quantities of Wafers by Device type based upon the Xicor forecast. Foundry shall accept all Orders within minimum guaranteed quantities. Quantities in excess of the guaranteed quantities in Appendix B may be accepted at Foundry's sole discretion. Foundry shall use reasonable commercial efforts to fulfill accepted Orders within the lead times outlined in Appendix A.

            2.3.2 On the twentieth (20th) day of each month Xicor will provide Foundry a Forecast. The first two months of the Forecast shall be firm and supported by released Orders. All subsequent months shall be for planning purposes only and,

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                                                CONFIDENTIAL TREATMENT REQUESTED


            except for the guaranteed quantities specified in Appendix B, in no way represent a firm commitment to purchase Wafers by Xicor.

      2.4 Defective Wafers or Devices: When a Wafer manufactured by Foundry fails to meet the Yield Specifications, or a Device manufactured by Foundry fails to meet the Device Specifications, Xicor and Foundry will work together to investigate and determine the root cause of the defect. The party which is found to be responsible for causing such failures will, at its own cost and responsibility, remove such cause or causes with minimum delay. If the root cause of the defect can not be determined, or if the parties cannot agree as to which party is responsible for such failures, the parties agree to act in good faith to reach an equitable resolution acceptable to both parties.

      2.5 Partial Shipments. Xicor will accept deliveries of Wafers made in timely installments from Foundry. Any partial shipments will be invoiced as made, and payments therefor are subject to the terms of payment noted below.

      2.6 Quantity Variance. If the monthly quantity shipped by Foundry of each Wafer ordered by Xicor is within +/- 5 percent of the quantity ordered, such quantity shall constitute compliance with Xicor's order. Over shipments may be accepted at Xicor's discretion, in which case the respective quantity of such over shipment may be subtracted from the following months' quantity. Any under shipment may, at Xicor's discretion, be added to the following months, Order.

      2.7 Modifications. If Xicor determines that modifications to the Specifications are required, including modifications to mask tooling, process or testing, Foundry agrees to make reasonable modifications within a reasonable period of time after notification in writing by Xicor provided that the parties agree to adjustment to price and delivery schedule if warranted by such modifications, as well as charges for retooling costs.

      2.8 Substitutions. Xicor may, at Xicor's sole discretion, add or substitute Wafers by Device type as long as the Wafer and Device type utilizes a Foundry Process, or similar Foundry Process mutually agreed upon by Xicor and Foundry, provided that the agreed upon quantities of Wafers by Device type required by Xicor do not exceed those determined pursuant to Paragraph 2.3 and 2.6 except with the consent of Foundry. Such Wafer and Device types are those which can be manufactured using the same process and in accordance with the same qualification plan as Wafers by Device type currently manufactured by Foundry under this Agreement.

      2.9 Parametric Failure. If a Device fails to meet the agreed upon parametric specifications, Xicor may request Foundry to stop production. If Foundry is unable to correct such failures within a reasonable time, Xicor may cancel those portions of particular Orders affected by such failure at no charge to Xicor. Xicor will notify Foundry in writing of its intention to suspend or cancel such Orders and will include any substantiating data. Any order cancelled under the terms of this provision
      2.9 shall

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                                                CONFIDENTIAL TREATMENT REQUESTED


      reduce Xicor's Wafer purchase quantity guarantee in Appendix B by an amount equal to the quantity of wafers cancelled.

      2.10 Reports and Reviews: Foundry shall provide Xicor with a weekly delivery report. The details and format of such Reports shall be as agreed upon by the parties. To enable Xicor to track process control, Foundry shall also provide weekly data summarizing the DC parametric measurements for Foundry Process. In addition, the parties agree to meet quarterly or more frequently if agreed by the parties to discuss and resolve issues that may, from time to time, arise and to review Foundry performance. Foundry also agrees to provide Xicor with such data and/or reports required by Xicor to enable Xicor to maintain their qualification to ISO9001 and QS 9000 quality standards.

      2.11 Order Cancellation

            2.11.1 If Xicor cancels an Order that is firm pursuant to Section 2.3.2, Xicor agrees to pay Foundry an amount equal to the full price per wafer for each Wafer cancelled up to the amount of the wafer purchase guarantee quantity as per Appendix B. For any Wafers cancelled in excess of the wafer purchase guarantee quantity Xicor shall pay a cancellation charge per Wafer equal to:

                     (number of mask steps completed)
            R.W.C + [ ------------------------------  x (Wafer price - R.W.C.)]
                       (total number of mask steps)

                          Where R.W.C = raw wafer cost

            Notwithstanding the above, if the parties mutually agree to reschedule the Order, no claim shall arise unless the Order as rescheduled is canceled. Claims for the canceling of rescheduled Orders shall also be governed as set forth above on the date of rescheduling.

            2.11.2 If Foundry fails to deliver Wafers and Devices as covered by an Order placed hereunder by Xicor, which failure is not corrected within sixty (60) days after written notice thereof, Xicor may cancel those portions of the Order affected by such failure to deliver. If such failure is not corrected within the above sixty-day period and is not excused pursuant to Paragraph 19.0, Xicor shall have the right to procure substitute goods ("cover") as provided by the California Uniform Commercial Code, Section 2712. The foregoing shall not affect any other right or remedy available to Xicor. If Xicor continues to maintain or place Orders after such default, Xicor's actions shall not constitute a waiver nor affect Xicor's remedies for such default. Orders cancelled under this provision shall reduce the Wafer purchase guarantee quantity in Appendix B by an amount equal to the quantity of Wafers cancelled.

3.0   PROCESS TECHNOLOGY:

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                                                CONFIDENTIAL TREATMENT REQUESTED


      3.1 Xicor hereby licenses to Foundry the Xicor C3 and C5 process flows, process parameters, design rules and other relevant technology identified in Appendix C to enable Wafers and Devices to be manufactured by Foundry solely for Xicor. Notwithstanding the foregoing, nothing in this Agreement shall be construed to limit Foundry's right to use or otherwise exploit steps, processes procedures, technologies, or techniques (whether or not incorporated into the Foundry Process) that are generic, commonly known or used in the industry, or are known to or developed by Foundry independent of the processes, materials, or know how received hereunder. In addition, Xicor agrees to enter into a Transitional Services Agreement, hereby incorporated by reference, whereby Xicor will provide certain services relating to the operation of the fabrication facility for a negotiated fee.

      3.2 Foundry will run the Foundry Process pursuant to this Agreement, or any process which substantially similar to the Foundry Process, solely for the purpose of manufacturing Wafers and Devices for Xicor. All Wafers and Devices produced by Foundry for Xicor shall be based on the Designs, and be manufactured to the Specifications as per Appendices C and D utilizing the Foundry Process.

      3.3 Foundry will either (i) provide Xicor with a list of Foundry's acceptable mask vendors, in which case Xicor will select and provide one of the mask vendors, as mutually agreed, with Device database tapes in GDS II format, or (ii) Xicor will provide Foundry with Device database tapes in GDS II format and Foundry may procure masks. All such database tapes, whether or not marked as confidential as per paragraph 1.7, constitute confidential Proprietary Information of the highest level. No such database tapes will be provided to any third party mask vendor unless and until a written agreement by the mask vendor is executed protecting Xicor Proprietary Information from unauthorized disclosure. Foundry will provide the mask vendor with mask alignment and test structure database, and oversee merging of device and mask alignment databases by the mask vendor. Xicor will bear the cost of original mask sets, subject to its advance approval of the cost. The cost of subsequent mask layers or sets that are required due to abuse or other damage by Foundry will be the responsibility of Foundry. The cost of reticle changes required due to process or design changes requested by Xicor will be the responsibility of Xicor. The cost for reticle changes requested by Foundry for process improvement or yield enhancements shall be the responsibility of Foundry. Upon termination of this Agreement all mask sets shall be destroyed or returned to Xicor. Foundry will provide written certification of such return or destruction, and Xicor will provide a written receipt for returned mask sets.

      3.4 For new product introduced by Xicor, Xicor may request that Foundry provide a mutually agreed quantity of Risk Starts. Foundry will provide these Risk Starts to Xicor at the prices determined pursuant to Appendix
      B. Risk Starts shall apply to the Wafer guarantee purchase quantity per Appendix B. Xicor will pay for all the Wafers started in the Facility against all Risk Start Orders. The criterion of yield specifications will not apply to Risk Start Wafers that substantially conform to the C3 and/or C5 processes, and

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                                                CONFIDENTIAL TREATMENT REQUESTED


      the criteria of parametric, electrical, reliability, quality and endurance specifications will apply to Risk Start Wafers that substantially conform to the C3 and/or C5 processes.

      3.5 Prior to making any Process Change, Foundry agrees to consult with Xicor concerning the reasons for and likely effect of the Process Change. Foundry will not implement any such Process Change without Xicor's prior written approval, which will not be unreasonably withheld or delayed. Xicor agrees to qualify the metallurgy change from Molybdenum to Aluminum for all C3 and C5 processes as soon as Foundry is able to offer qualification wafers for this purpose. Notwithstanding the foregoing, if an emergency situation warrants a temporary Process Change, Foundry will notify Xicor within 48 hours of identification of the emergency situation. In that case Foundry shall provide to Xicor details relating to the emergency situation including problem identification, proposed emergency Process Change, expected results, expected duration of the Process Change and probable ramifications if the emergency Process Change is not approved. Xicor shall provide approval/disapproval, via fax, within forty-eight (48) hours of receipt of Foundry notification. Unless the emergency Process Change is approved by Xicor as a permanent Process Change, the process will, within the specified time authorization in the emergency process change notification, but in no case greater than one (1) week, revert back to the original process which was in effect prior to the emergency Process Change. Foundry may extend the time period for such reversion to the original process with Xicor's prior approval, which shall not be unreasonably withheld or delayed.

4.0   FORECAST AND ORDER COMMITMENT:

      4.1 On the twentieth (20th) day of each calendar month, Xicor shall provide to Foundry a Forecast per Paragraph 2.3.2. The Forecast shall be used by Xicor to advise Foundry of the Wafer volumes by Device types required by Xicor. The first two months of the each Forecast will be detailed by week. The remaining months will be detailed by month. Foundry will provide Xicor with a response in the form of a confirmation in writing to each Forecast by the last working day of each calendar month. The response shall contain a commitment schedule for all Wafers and Devices for the first two month period.

      4.2 Upon receipt of the commitment schedule, Xicor shall either accept or reject the response within three (3) working days. If the committed Wafer and Device quantities are acceptable to Xicor, Xicor will provide Foundry with Orders to support the agreed upon Wafers and Devices. If the committed Wafer and/or Device quantities are unacceptable to Xicor, both parties agree to negotiate in good faith until an acceptable resolution is reached. The production schedule agreed to by the parties, based on the Forecast and Foundry's response, shall be dated, in written form, signed by the parties and shall represent a binding commitment for all firm Orders. Signature by facsimile is acceptable as proof of execution.

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                                                CONFIDENTIAL TREATMENT REQUESTED


      4.3 Each Order shall obligate Xicor to purchase the Wafers and Devices per Order. Xicor also agrees to limit the extent of change to each subsequent Forecast for future months based on the portion of the previous month's Orders that were above the minimum quantity as follows: not more than +30%/-15% for the third month, +50%/-30% for the fourth month, +75% / -50% for the fifth month and +90% / -50% for the sixth month.

      4.4 Foundry will provide Xicor with actual weekly Wafer by Device completions and weekly Wafer by Device shipment reports to be received at Xicor no later than 12:00 noon on Wednesday for the previous week's Wafer and Device activity.

      4.5 In case Yields drop below the minimum Yield rate as per Appendix B, Foundry will use best efforts to expeditiously make up for the missing Wafer and/or Device deliveries at Foundry's expense.

5.0   YIELD, RELIABILITY AND QUALITY:

      5.1 Xicor shall have the right to test, monitor or sample any and all Wafers and Devices to ensure adherence to the Specifications contained in Appendices C and D. Any Wafer or Device failing to meet such Specifications within the warranty period set forth in Section 9.1 may be returned to Foundry in accordance with the procedure outlined below in Paragraph 5.2. In addition, Xicor may stop accepting any or all further shipments of affected Wafer and Devices without penalty, provided that Xicor and Foundry will meet to develop a mutually agreeable plan for determining and eliminating the root cause creating the non-adherence.

      5.2 Xicor shall conduct an analysis of any Wafers and Devices that fail to meet the Specifications contained in Appendices C and D. If the results of the failure analysis indicate to Xicor that the cause of such failure was the responsibility of Foundry, then Xicor shall provide Foundry with written notification of the failure and a copy of the failure analysis report. Upon completion of Foundry's internal investigation, but no later than thirty (30) days after receipt of written notification, if Foundry's investigation confirms Xicor's claim, Foundry shall provide Xicor with a Return Material Authorization (RMA) and Xicor may return the failed Wafers and Devices to Foundry. All costs associated with the return of such defective Wafers or Devices, including but not limited to transportation, customs, duties or any other such cost, shall be the sole responsibility of Foundry. Failure to return or give written notice of rejection of the Wafers or Devices within one (1) year after receipt of the Wafers or Devices by Xicor shall be considered to be an acceptance of the Wafers or Devices by Xicor.

      5.3 The price per Wafer (Appendix B) is based on an agreed upon Yield per Device type contained in Appendix B. Should the actual average Yield, as reported for all Wafers of the same Device type and delivered exceed the target yield by 5% or drop below the target yield by 5% as per Appendix B, the price per Wafer will be adjusted upward or downward as per the formula in Appendix B.

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                                                CONFIDENTIAL TREATMENT REQUESTED


6.0   PRICES, PAYMENTS AND TAXES:

      6.1 All prices, payments or charges pursuant to this Agreement shall be made in US dollars. Agreed upon prices for Wafers are listed in Appendix B.

      6.2 All prices are FOB Facility. Title to, and risk of loss of, Wafers and Devices shall transfer to Xicor upon release to the carrier. Xicor agrees to provide Foundry with an appropriate tax exemption certificate if appropriate.

      6.3 Payment terms shall be net thirty (30) days from receipt of a valid invoice by Xicor. Foundry shall not send such invoices until Foundry has shipped to Xicor the associated Wafers and Devices.

      6.4 Xicor shall have the right to either; (a) offset the cost on any future invoice, or (b) obtain a credit from Foundry for any Wafer returned to Foundry under Paragraph 5.1 which has previously been invoiced and paid by Xicor.

      6.5 Each party shall be solely responsible for any and all taxes, levies or any other type of charges imposed upon them by their respective sovereign governments.

      6.6 During the course of this Agreement each party shall bear its own costs and expenses. Expenses shall mean such expenses as engineering materials, fab costs, transportation and hotel expenses associated with travel and any other expenses required by the parties to meet their obligations under this Agreement.

7.0 ON-SITE INSPECTION: Xicor representatives may visit and tour the areas of the Facility where the Foundry Process is run, during normal working hours upon Foundry's approval, not to be unreasonably withheld or delayed, and Foundry may accompany Xicor on all such visits. Foundry shall keep electrical test records, process run cards, equipment usage status and Q/A results concerning the Wafers and Devices for three (3) years after such data is issued, and Xicor representatives shall be entitled to review such materials during such visits.

8.0   PROPRIETARY INFORMATION:

8.1 Both Foundry and Xicor agree that Proprietary Information of the other will remain the property of the disclosing party and will be used by them solely for the purpose of manufacturing Wafers and Devices hereunder. Such Proprietary Information shall be maintained by each party in confidence and to a degree equal to or higher than the parties maintain their own proprietary information of a similar nature. The parties agree that they will not disclose any Propriety Information to any third party without the prior written permission of the disclosing party and further agree that such Propriety Information will not be maintained on any internal computer network that is unsecured and can be accessed via the internet or any other outside computing system. The parties agree that all of their respective employees and consultants shall be subject to non-

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                                                CONFIDENTIAL TREATMENT REQUESTED


      disclosure agreements no less protective of Proprietary Information than the provisions of this Agreement prior to such employees and consultants being allowed access to Proprietary Information.

      8.2 Upon termination or expiration of this Agreement for whatever reason, the receiving party must (i) return to the other party the original and all copies of any Proprietary Information of the disclosing party, or (ii) destroy the originals and all copies of any Proprietary Information and provide certification of such destruction to the disclosing party, and
      (iii) at the disclosing party's request, have one of its officers certify in writing that it will not make any further disclosure or use of such Proprietary Information and specifically will not manufacture or have manufactured for it any product incorporating such Proprietary Information.

      8.3 These confidentiality provisions as to any item of Proprietary Information shall survive the termination of this Agreement for a period of five (5) years from the date of termination of this Agreement.

      8.4 Notwithstanding Section 10.1, If Foundry and Xicor jointly develop any process modifications, each party grants to the other party the non-exclusive right to use such process modifications. The parties further agree that if such jointly developed process modifications are patentable, and both parties wish to pursue such patent, the parties shall equally share the cost of filing such patent and the parties shall become co-owners of such patents. If only one party wishes to pursue such patent, then the pursuing party shall bear all costs and the non-pursuing party shall be granted a non-exclusive, royalty free license for such patent.

9.0   WARRANTY OF FOUNDRY AND ACCEPTANCE:

      9.1 Foundry warrants that Wafers and Devices delivered hereunder will meet the mutually agreed Specifications and shall be free from material defects in material and workmanship under normal use and service for a period of one year from the date of receipt from Foundry's facility. If, during such one year period (i) Foundry is notified with reasonable promptness in writing upon discovery of any defect in the Wafers and Devices, including a reasonably detailed description of such defect; (ii) and when physically available such Wafers and Devices are returned to Foundry's facility, transportation prepaid; and (iii) Foundry's reasonable examination of such Wafers and Devices discloses that such Wafers and Devices are defective and such defects are not caused by accident, abuse, misuse, neglect, improper installation, repair or alteration not authorized by Xicor, improper testing or use contrary to any reasonable instructions issued by Xicor, then within a reasonable time Foundry shall, as mutually agreed, either repair, replace, or credit Xicor for such Wafers and Devices. Foundry shall reimburse Xicor for the return transportation charges paid by Xicor for such Wafers and Devices. Foundry shall return any Wafers and Devices repaired or replaced under this warranty to Xicor transportation prepaid. If replacement of any Wafer and/or

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                                                CONFIDENTIAL TREATMENT REQUESTED


            Device is not practical, then Foundry shall issue a credit to Xicor for the price paid by Xicor for the defective Wafers. The performance of this warranty does not extend the warranty period applicable to the Wafers and Devices originally delivered.


      9.2 FOUNDRY MAKES, AND XICOR RECEIVES, NO REPRESENTATIONS, WARRANTIES OR CONDITIONS (EXPRESSED, IMPLIED, STATUTORY OR OTHERWISE), OTHER THAN AS EXPRESSLY SET FORTH IN THIS SECTION 9, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE AND THEIR EQUIVALENTS UNDER THE LAWS OF ANY JURISDICTION.

      9.3 Foundry shall promptly advise Xicor whenever Foundry has reason to believe that Wafer and/or Devices may not conform to the applicable Specifications.

10.0  NON-COMPETITION / REPRESENTATIONS AND WARRANTIES OF XICOR:

      10.1 Foundry specifically agrees that it will not at any time use for its own purposes, or any other purpose other than those specified by this Agreement, any Xicor Proprietary Information unless specifically evidenced by a separate technology licensing agreement properly executed by Xicor. Xicor specifically agrees that it will not at any time use for its own purposes, or any other purpose other than those specified by this Agreement, any Proprietary Information of Foundry unless specifically evidenced by a separate technology licensing agreement properly executed by Foundry.

      10.2 Xicor warrants that the Foundry Process, Wafers, Devices and Designs or any parts thereof do not infringe on any United States or other country patent, copyright, trade secret, trademark or other intellectual property right.

11.0  INDEMNIFICATION AND LIMITATION OF LIABILITY:

      11.1 Xicor agrees, at its own expense, to defend or at its option to settle, any claim, suit or proceeding brought against Foundry on the issue of infringement of any United States or other country patent, copyright, trade secret, trademark, or other intellectual property right with respect to the Foundry Process, Wafers, Devices or Designs or any parts thereof subject to the limitations hereinafter set forth. Xicor shall have sole control of any such action or settlement negotiations, provided that Xicor shall not, without the consent of Foundry, enter into any settlement or agree to any disposition that imposes an obligation on Foundry that is not wholly discharged or dischargeable by Xicor, or imposes any conditions or obligations on Foundry other than the payment of monies that are readily measurable for purposes of determining the monetary indemnification or reimbursement obligations of Xicor. Xicor agrees to pay, subject to the limitations hereinafter set forth, any final judgment or settlement entered against Foundry or its

                                                CONFIDENTIAL TREATMENT REQUESTED


      customer (as well as attorneys' fees and other expenses) on such issues in any such suit or proceeding defended by Xicor. Foundry agrees that Xicor shall be relieved of the foregoing obligations unless Foundry notifies Xicor promptly in writing of such claim, suit or proceeding and gives Xicor authority to proceed as contemplated herein, and, at Xicor's expense (except for the value of the time of Foundry's employees), gives Xicor all reasonable information and assistance to settle and/or defend any such claim, suit or proceeding. Xicor shall not be liable for any costs or expenses incurred by Foundry without Xicor's prior written authorization. Foundry shall at all times have the option to participate in any matter or litigation through counsel of its own selection and at its own expense.

      11.2 The foregoing provisions of this Article state the entire liability and obligations of the indemnifying party and the exclusive remedy of the indemnified party, with respect to a breach of representations and warranties in Section 10 and any alleged infringement of patent, copyright, trade secret, trademark or other intellectual property right by the Wafer, process, or any part thereof.

      11.3 IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES IN ANY MANNER ARISING OUT OF THIS AGREEMENT, EVEN IF A PARTY HAS BEEN ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

12.0  TERM:

      12.1 This Agreement shall come into force on the Effective Date and shall remain in force for a period of five (5) years from the Effective Date unless terminated in accordance with Paragraph 16 below.

      12.2 This Agreement may be renewed for an additional period under terms and conditions agreeable to both parties hereof.

13.0 EXPORT CONTROLS: Foundry will not export, re-export, transship, or transmit, directly or indirectly, (collectively "Export"), any data, designs, programs, hardware, or technical information of any kind acquired hereunder, or any direct product thereof to any country to which such Export is limited, or prohibited by the United States Government or any law, regulation, agency or executive order thereof, including without limitation, the Export Administration Regulations of the US Department of Commerce. This Agreement is subject to compliance with all applicable export and import laws and regulations and the parties agree to cooperate in complying therewith. Foundry agrees to indemnify Xicor for any fees, fines or penalties imposed on Xicor by the United States Government as a result of Foundry's breach or violation of this provision. If requested, Xicor shall provide Foundry with information regarding the Export Administration Regulations of the U.S. Department of Commerce.

                                                CONFIDENTIAL TREATMENT REQUESTED


14.0 PUBLICITY: Foundry acknowledges that Xicor will publicly announce this Agreement and its contents as a result of obligations imposed under the regulations of the United States Securities and Exchange Commission regarding financial and other disclosures. Xicor will use commercially reasonable efforts to seek confidential treatment of pricing terms of the Agreement, although it can not assure Foundry that it will succeed in its efforts. No other public announcements concerning this Agreement will be made by either party without the prior written consent of the other which will not be unreasonably withheld.

15.0 NON-DISCLOSURE OF TERMS AND CONDITIONS: Neither party shall, without first obtaining the written consent of the other party, disclose the terms, conditions or subject matter of this Agreement, unless, in the good faith judgment of the disclosing party, such disclosure is: (i) in response to a valid court order, in which case the party making the disclosure pursuant to the valid court order shall first have informed the other party and made reasonable efforts to obtain a protective order requiring that the information or document so disclosed be used only for the purpose for which the order was issued, or (ii) as may be otherwise required by law, rules or government regulations or other governmental body of the United States or any political subdivisions thereof; provided that the disclosing party requests confidential treatment of sensitive information by the appropriate governmental agency, or (iii) necessary to establish the parties rights under this Agreement.

16.0  TERMINATION:

      16.1 Either party may terminate this Agreement for a material default of any of the terms and conditions of this Agreement by the other party, provided proper notice of default is given and the defaulting party is provided with sixty (60) days after receipt of the notice to correct the defaulting condition.

      16.2 Either party may terminate this Agreement without cause upon providing the other party with six (6) months written notice thereof, but neither party may terminate this agreement without cause prior to October 24, 2002. The parties further agree that each party shall have the right to terminate this Agreement by giving written notice of termination to the other party at any time on or after the filing by the other party of a petition in bankruptcy or insolvency.

17.0. SURVIVAL OF PROVISIONS: The provisions of Paragraphs 8, 9, 10, 11, 13, 14, 15, 17, 23, 24, 25, 26 and 27 shall survive the termination or expiration of this Agreement.

18.0. SEVERABILITY: If any provision of this Agreement, or the application hereof to any situation or circumstance, shall be invalid or unenforceable, the remainder of this Agreement or the application of such provision to situations or circumstances other than those as to which it is invalid or unenforceable, shall be intact; and each remaining provision of this Agreement shall be valid and enforceable to the fullest extent permitted by applicable law. In the event of such partial invalidity the parties shall seek in good faith to agree on replacing any such legally invalid provisions with provisions, which, in effect, will, from an economic viewpoint, most nearly and fairly approach the effect of the invalid provision.

                                                CONFIDENTIAL TREATMENT REQUESTED


19.0. FORCE MAJEURE: Neither of the parties shall be liable in any manner for failure or delay in the fulfillment of all or any part of this Agreement directly or indirectly owing to Acts of God, governmental orders or restrictions, war, threat of war, war-like conditions, hostilities, sanctions, mobilization, blockade, embargo, detention, revolution, riot, looting, strike, lockout, plague, fire, flood, earthquake or any other cause or other circumstances beyond the affected party's control. Each of the parties shall take all reasonable steps to minimize the effect of force majeure upon it until such effect of force majeure has abated. Notice of any occurrence of force majeure affecting either party shall be given to the other party as soon as possible together with evidence thereof and the expected duration of the period for which performance hereunder shall be delayed.

20.0. ASSIGNMENT OR TRANSFER: This Agreement, and all rights and obligations hereunder, shall not be assigned by a party hereto to any third party or parties without a prior written consent of the others party hereto; provided, however, that no such prior written consent shall be required for any assignment of this Agreement in its entirety by one of the parties to a successor-in-interest of such party as a result of any merger or consolidation involving such party or a sale by such party of substantially all of its assets, provided, that such successor shall promptly agree in writing to be bound by all of the terms and conditions of this Agreement, or any modifications hereof.

21.0. RELATIONSHIP OF THE PARTIES: The parties to this Agreement have the relaTionship of independent contractors. Nothing herein shall be construed to create any form of agency relationship or to authorize either party to bind the other in any matter.

22.0 NOTICES: Any notices hereunder shall be given in writing by registered or certified mail at the respective addresses listed below or at another address which is specified by written notice.

      If to Xicor:                      If to Foundry:
      Xicor, Inc.                       Standard MEMS, Inc.
      1511 Buckeye Drive                3 New England Executive Park
      Milpitas, CA 95035, USA           Burlington, MA 01803
      Attn: Director of Contracts       Attn: Nicholas E. Ortyl III
       cc: Chief Financial Officer            President and Chief Executive
                                              Officer

23.0 GOVERNING LAW: This Agreement shall be governed by the laws of the State of California.

24.0 DISPUTE RESOLUTION: In the event of any dispute, claim or question arising out of this Agreement or breach hereof, the parties hereto shall use their best efforts to settle such dispute, claim, question or difference. To this effect they shall mutually consult and negotiate in good faith and understanding to reach a just and equitable solution with sincerity. In the event that the dispute, controversy or difference is not so settled in the above manner within three (3) months, then the matter shall be finally settled by arbitration. Such arbitration shall be conducted

                                                CONFIDENTIAL TREATMENT REQUESTED


in Santa Clara, California, in accordance with the American Arbitration Association Commercial Rules and Supplementary Procedures for Large Complex Disputes. In any such arbitration, Xicor will appoint one arbitrator, Foundry will appoint one arbitrator, and the two arbitrators appointed will select a third arbitrator. Either party hereto may object to any arbitrator who is an employee of or affiliated with any competitor of either party hereto. The decision of the three arbitrators shall be final and binding and may be entered as a judgment by a court of competent jurisdiction. Each side shall bear half the cost of the arbitration.

25.0 TITLES: The titles of all Paragraphs contained in this Agreement are for interpretation convenience and reference only and shall not in any way affect the interpretation hereof.

26.0 ENTIRE AGREEMENT: This Agreement supersedes all documents or arrangements in respect to the subject matter hereof, including any Letter of Intent previously concluded by the parties, and evidences the entire Agreement of the parties hereto. This Agreement cannot be changed, modified or supplemented except in writing signed by the duly authorized officer or representative of each of the parties hereto.

27.0 THIS AGREEMENT CONTROLS: The terms and conditions of this Agreement shall control all sales of Wafers and Devices hereunder, and any additional or different terms or conditions in either party's purchase order, Orders, responses to Orders, acknowledgment, or similar document shall be of no effect.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate, each of which shall be considered as an original, by their respective duly authorized representatives as of the date first above written.


XICOR, INC.                             STANDARD MEMS, INC.

By: /s/ Bruce Gray                      By: /s/ Nicholas E. Ortyl III
    ---------------------------------       ------------------------------------
Name: Bruce Gray                        Name: Nicholas E. Ortyl III
Title: Acting President                 Title: President and Chief
                                               Executive Officer

                                                CONFIDENTIAL TREATMENT REQUESTED


                                   APPENDIX A

                                   LEAD-TIMES


C5 CYCLE TIME

      The Mean Cycle Time for product processing and distribution shall be * days for the C5.6 products. At least * % of the C5.6 wafers shipped by Foundry to Xicor will have a Wafer Fab cycle time of * business days or less.

C3 CYCLE TIME

      The Mean Cycle Time for product processing and distribution shall be * days for the C3 products. At least * % of the C3 wafers shipped by Foundry to Xicor will have a Wafer Fab cycle time of * business days or less.


* Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                                    B-16A-1

                                                CONFIDENTIAL TREATMENT REQUESTED

                                   APPENDIX B

                              PRICING AND QUANTITY

      B1: WAFER PRICING: (INCLUDING RAW WAFER COSTS)

                         C-3          C-5
                    -----------   ------------
      Year 1        $ *                 $ *

      Year 2        $ *                 $ *

      Year 3             to be determined


B2:   WAFER PRICE ADJUSTMENTS FOR SORT YIELD:

      TIMING: Once every 6 months. These calculations are inspired by two things:

1. Yield improvements made by Foundry are to be rewarded with better wafer price,

2.    Yield improvements made are to be shared by the two companies.

      CALCULATION: Every 6 months, Xicor will calculate the actual yield percentage and compares to the target as set forth in Table 1.

      Table 1: Starting "target" wafer sort yield percentages for Xicor products to be used for price calculations.

          C5                                 C3
          ------------    ----------------   ------------   ----------------
                          Wafer Sort Yield                  Wafer Sort Yield
             Density        Percentages         Product       Percentages
          ------------ -----------------     ------------   ----------------
               64K              * %            24C04B                * %
               32K              * %            24C44                 * %
               16K              * %            24C45                 * %
              256K              * %            9241                  * %
                                               X9CMME                * %
                                               9315                  * %

- If the average wafer yield percentage of the total number of wafers shipped in the previous 6 months is within + or - 5% of target, the wafer price for the next 6 months stays the same.

- If the actual wafer yield percentage is different by greater than + or - 5% of target, the difference will be shared equally by Xicor and Foundry and a new wafer price will be established for the next 6 month period based on the following example:


* Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                                                CONFIDENTIAL TREATMENT REQUESTED

Table 2: Examples of wafer price calculations in year one for a C3 Xicor part manufactured by the Foundry based on an * % target wafer sort yield.

      Current            Actual %           Target %           (DELTA) %       Wafer Price For
    Wafer Price      Wafer Sort Yield   Wafer Sort Yield   Wafer Sort Yield    Next Six Months
    -----------      ----------------   ----------------   ----------------    ---------------
        $ *                 * %                * %                * %                $ *
        $ *                 * %                * %                * %                $ *
        $ *                 * %                * %                * %                $ *


- Minimum yield for each Product or Product type is * % of the target yield. Wafers that yield below this minimum yield percentage will be scrapped and Xicor will not pay for these Wafers.

B3: WAFER PURCHASE QUANTITY AND CAPACITY GUARANTEE

      Year 1: Capacity guarantee and minimum purchase quantity of * wafers (C3 or C5 mix at Xicor's choice)
              * wafers per month (take or pay)

      Year 2: Capacity guarantee of * wafers and minimum purchase quantity of
              * wafers (C3 or C5 mix at Xicor's choice)
              * wafers per month (take or pay); Xicor may order up to an additional * wafers per quarter which, if ordered during the first 30 days of the quarter, Foundry shall manufacture and sell

      Year 3+: Quantity (C3 or C5 mix at Xicor's choice) to be negotiated annually Minimum 6 months notice of termination, but no earlier than the end of year 2.



* Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                                                CONFIDENTIAL TREATMENT REQUESTED

                                   APPENDIX C

                        C3 AND C5 PROCESS SPECIFICATIONS

The following Xicor specifications govern all the wafer manufacturing and electrical testing of Xicor specific C3 and C5 processes.

'
PHOTO LITHOGRAPHY SPECIFICATIONS:

Spec. Number       Title
------------       -----
04040100           SVG SPRAY DEVELOP TRACK OPERATION SPEC.
04040102           SVG SPIN TRACK OPERATION SPECIFICATION
04040104A          GCA WFR STEPPER OPERATING PROCEDURE
04040105           GCA WFR STEPPER: FOCUS WFR REQMTS.
04040108           ASM EXPOSURE AND FOCUS TABLE
04040109           ASM STEPPER OPERATING PROCEDURE
04040111A          YES BAKE/PRIME PROCEDURE
04040114           QUAESTOR Q5: CD MEASURE
04040113           GCA 8500 STEP/ENERGY (Eo) MONITOR
04040180           CONTACT ANGLE PROCEDURE
04040200           RETICLE INVENTORY CONTROL
04040205           AUTOMATED RETICLE STORAGE SYSTEM PROCEDURE SPEC
04040402           DEV INSP: GCA/ASM STEPPER-EXP WAFER
040405             HARDBAKE PROCD.  FOR OVEN-VWR MODEL 1601
040422             WFR FAB PROD MASK/RETICLE SET SPEC
040423             RETICLE HANDLING PROCEDURE
040428             GCA WAFER STEPPER JOB SETUP
040430             RESIST SPIN-GCA WAFERTRAC 1006
040431             SPRAY DEVELOP: GCA WAFERTRAC
040432             S-800 SEM CROSS-SECTION SPEC
040435             SCP BATCH DEVELOP OPERATION PROCEDURE
040437             OPAL CD SEM
040438             OPAL 78301 CD SEM-.  MEASUREMENT PARAM.
0405001            PHOTORESIST BATCH QUALIFICATION
0405002            BOLD BATCH DEVELOPER QUALIFICATION
040611A            RESIST THICKNESS MONITOR

                                                CONFIDENTIAL TREATMENT REQUESTED

DIFFUSION SPECIFICATIONS:

Spec. Number              Title
------------              -----
040200                    MODEL 7351 BRUCE FURNACE PROC
040201                    SC-1 CLEANING PROCEDURE
04020200                  BRUCE FURNACE LOGSHEETS
04020901                  DIFFUSION PRECLEAN SPEC
04021000A                 HF DIP AND ETCHBACK PROCEDURES
04021301                  MDC/CSM PLOTTER 1 & 2: CV MONITORING
040217A                   NITRIDE STRIP SPECIFICATION
0402624                   SIX INCH DIFFUSION OPERATION
0402625A                  SIX INCH DIFFUSION PROCESS
0402625B                  FURNACE PROGRAMS
0402625C                  DIFFUSION SUMMARY TABLES
0402626                   DIFFUSION EQUIPMENT QUALIFICATION
0402627                   OPTI - PROBE 2600 OPERATION PROCEDURE
040318                    THICKNESS MEASURE: PROMETRIX F-F-500
041210                    MATRONIX AUTO LOADER OPERATIONI
00-W-0007                  STARTING MATERIAL SPECIFICATIONS
00-W-0006                  STARTING MATERIAL SPECIFICATIONS

                                                CONFIDENTIAL TREATMENT REQUESTED

ETCH (DRY AND WET) SPECIFICATIONS:

Spec. Number              Title
------------              -----
040327                    TENCOR P1 LONG SCAN PROFILER
040406A                   HARD BAKE PROC
04040600                  RECIRCULATING SULFURIC ACID STATION
04040601                  SIX INCH WET ETCH
04040602                  SIX INCH OX/MT RIE 831018330
04040603                  UV FUSION BAKE
04040701A                 RESIST STRIP: NON MT LAYERS
04040703A                 RESIST STRIP MT & PAD MASK
04040705                  SINGLE WAFER MXP+ OXIDE ETCHER: APPLIED MATERIALS P5000
04040801A                 OXIDE WET ETCH PROC
04040803                  POLY OXIDE ETCH
04040804A                 RESIST S/D/B POLY ETCH GASONICS
04040805                  FORTREND F-6000 TRANSFER MACHINE OPERATING PROCEDURE
04040901A                 POLYSILICON WET ETCH PROC
04041002A                 WET METAL ETCH PROC
04041006                  PROBERONICS TRANSFER ARM FLASH DIP
040411A                   PAD ETCH PROC
04041302                  Fl: GCA STEPPER ALIGNED WAFERS
04041601                  JSM-848 CORNER CONTACT VERIFICATION
04042107                  PLASMA RESIST/POLY/NITIRDE ETCHER - LAM 4400
04042110                  AMERIMADE ROBOTIC TRANSFER ARM FOR POLY STRINGERS
04042111                  LAM RAINBOW 4400 ETCH RECIPES, LOGSHEETS, RUN CHARTS, TEST
                          WAFER/SPI CARDS
040612                    P3.0/C3.0/C5 IN-LINE POLY TO POLY

                                                CONFIDENTIAL TREATMENT REQUESTED

THIN FILMS SPECIFICATIONS:

Spec. Number         Title
------------         ------
040301 01 A          ION IMPLANTATION OPER: VARIAN 350D
040301 01 B          ION IMPLANTATION MINISPEC
0403016              OUTSIDE VENDOR IMPLANTATION PROCED
040302A              DEPOSITED GLASS PROCESSES
040302B              DEPOSITED GLASS PROCESSES MINISPEC
04030302B            PRE-SPUTTER DIP MINISPEC
04030303A            VARIAN 3290 SPUTTER SYSTEM
04030305             METAL SPUTTER-MRC ECLIPSE/ECL360
040311A              WAFER LASER IDENTIFICATION (L.I.S.)
040312               FIRST SPECTROMETER OPERATION
040313A              THERMA-PROBE OPERATING SPEC
040317A              PROMETRIX RS50/E RESIST MONIT PROC
040320               ION IMPLANT EATON NV-6200A
040321               AMP 5000 OPERATION
040329               AMP 5000 RECIPES
040331               IMPLANT SUMMARY TABLES
040332               IONICS STRESS GAUGE
040333               ENDURA METAI SPUTTER
040334               CVD 5000 TUNGSTEN DEP/ETCH
04040501             BAKING PROCEDURE FOR AMS TRAYS - VWR MODEL 1602
04040704A            INITIAL LASER SCRIBE RESIST STRIP
040601               IMPLANTER MONITOR PROCEDURE

                                                CONFIDENTIAL TREATMENT REQUESTED

E-TEST SPECIFICATIONS:

Spec. Number          Title
------------          -----
040701A               E-TEST OPER: ACCUTEST 3000/3600
040701 B              ELECTRICAL PARAMETER TEST OPER MINI
040703                ELEC PARAM TEST MANU KEITHLEY SI 50
040705                RUCKER & KOLL 1032 WFR PROBER OPER
040706                PROC FOR MEASURING R-TOTAL E:2POT
040707                ELEC.  PARAM.  TEST EVAL.  PROCEDURE
040708                ELEC.  PARAM.  TEST OPER.  SPEC KEITHLEY
040709                ELEC.  PARA.  TEST OPERATIONAL
040710                KLA 1007 AUTOMATIC PROBER
04071001              ACCUTEST/KEITHLEY TEST PARANA CALIB

                                                CONFIDENTIAL TREATMENT REQUESTED

                                   APPENDIX D

                RELIABILITY AND FOUNDRY MONITORING SPECIFICATIONS


06020110              QUALITY AND RELIABILITY SPECIFICATIONS 1
06020101              QUALITY AND RELIABILITY SPECIFICATIONS 2
06020101              QUALITY AND RELIABILITY SPECIFICATIONS 3
06020311              QUALITY AND RELIABILITY SPECIFICATIONS 4
06020324              QUALITY AND RELIABILITY SPECIFICATIONS 5
06020116              WAFER FOUNDRY QUALIFICATION AND MONITORING


                                      D-1